AMENDED AND RESTATED ESCROW AGREEMENT

THIS AMENDED AND RESTATED ESCROW AGREEMENT (this "Agreement") is made this 16th day of August, 2007, by and between Prairie Creek Ethanol, LLC an Iowa limited liability company ("Prairie Creek Ethanol" or the “Company”) and Iowa State Bank, Algona, Iowa as escrow agent (the “Escrow Agent”).

WITNESSETH:
WHEREAS, the parties previously entered into an Escrow Agreement dated July 16, 2007 (the “Escrow Agreement”) in connection with the Company’s offering made pursuant to a federal registration under the provisions of the Securities Act of 1933, as amended (the “Offering.”);

WHEREAS, Prairie Creek has amended its federal registration statement relating to the Offering and the parties desire to amend and restate the Escrow Agreement to reflect the amendments to the federal registration statement;

WHEREAS, Prairie Creek Ethanol proposes to offer a minimum of 11,800 and a maximum of 27,600 of its Membership Units (the "Units") at a price of $5,000 per Unit, in minimum blocks of two (2) Units in an offering (the “Offering”) registered with the Securities and Exchange Commission and in the states of Florida, Illinois, Iowa, Kansas, Missouri, South Dakota, Wisconsin, and possibly offered in other states pursuant to state securities registration exemptions and under the provisions of the Securities Act of 1933, as amended;

WHEREAS, Prairie Creek Ethanol has filed a registration statement (the “Registration Statement”) to register the Units with the Securities and Exchange Commission, the States of Florida, Illinois, Iowa, Kansas, Missouri, South Dakota, Wisconsin, and possibly other states;

WHEREAS, Prairie Creek Ethanol will allow investors in the Offering to deliver the purchase price of the subscribed Units in installments; and

WHEREAS, Prairie Creek Ethanol desires to comply with the requirements of federal and state securities laws and regulations, and desires to protect the investors in the Offering by providing, under the terms and conditions herein set forth, for the return to subscribers of the money which they may pay on account of purchases of Units in the Offering if the Minimum Escrow Deposit (hereinafter defined) is not deposited with the Escrow Agent.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Acceptance of Appointment. Iowa State Bank, Algona, Iowa hereby agrees to act as escrow agent under this Agreement. The Escrow Agent shall have no duty to enforce any provision hereof requiring performance by any other party hereunder.

2. Establishment of Escrow Account. An escrow account (the "Escrow Account") is hereby established with the Escrow Agent for the benefit of the investors in the Offering. Except as specifically provided in this Agreement, the Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts.

3. Ownership of Escrow Account. Until such time as the funds deposited in the Escrow Account (the "Deposited Funds") shall equal the Minimum Escrow Deposit (as hereinafter defined), all funds deposited in the Escrow Account by Prairie Creek Ethanol shall not become the property of Prairie Creek Ethanol or be subject to the debts of Prairie Creek Ethanol or any other person but shall be held by the Escrow Agent solely for the benefit of the investors who have purchased Units in the Offering.

4. Deposit of Proceeds. All proceeds from sales of Units in the Offering shall be delivered by Prairie Creek Ethanol to the Escrow Agent, within forty-eight hours of the receipt thereof from investors, endorsed (if appropriate) to the order of the Escrow Agent, together with an appropriate written statement setting forth the name, address and social security number of each person purchasing Units, the number of Units purchased, and the amount paid by each such purchaser. Any such proceeds deposited with the Escrow Agent in the form of uncollected checks shall be promptly presented by the Escrow Agent for collection through customary banking and clearing house facilities. As the proceeds of each sale are deposited with the Escrow Agent, Prairie Creek Ethanol shall reserve the number of Units confirmed to the purchaser thereof in connection with such sale. All such deposited proceeds are referred to herein as the "Escrow Funds".

5. Investment of Escrow Account. The Escrow Funds shall be credited by the Escrow Agent and recorded in the Escrow Account. The Escrow Agent shall be permitted, and is hereby authorized to deposit, transfer, hold and invest all funds received under this Agreement, including principal and interest, in those investments directed, in writing by Prairie Creek Ethanol. The Escrow Agent is hereby authorized to invest the Escrow Funds in Federated Government Obligations Tax-Managed Fund for temporary investment without written direction. Any interest received by the Escrow Agent with respect to the Escrow Funds shall be paid to Prairie Creek Ethanol, the investors or Escrow Agent, as indicated elsewhere in this Agreement.

6. Termination of Escrow. This Agreement and the Escrow created hereunder shall be terminated as provided in Section 7 hereof or as of the date in calendar year 2008 (the "Termination Date"), which is one year and one day following the date in calendar year 2007 upon which the Securities and Exchange Commission authorizes the Offering (the "Offering's Effective Date"). The Company shall notify Escrow Agent of the Offering's Effective Date within thirty (30) days of the receipt of notice of the Offering's Effective Date from the Securities and Exchange Commission.

7. Disposition of Escrow Funds. The Escrow Agent shall have the following duties and obligations under this Agreement:

A. The Escrow Agent shall send a written notice to the Company acknowledging the receipt of the Deposited Funds each business day.

B. The Escrow Agent shall give the Company prompt written notice when the Deposited Funds equal $5,900,000 (exclusive of interest). Following receipt of such notice, the Company will advise the purchasers of Units to remit to the Escrow Agent the balance of the purchase price within twenty (20) days. The Escrow Agent shall also give the Company prompt written notice when the Deposited Funds total $59,000,000 (exclusive of interest).

C. At the time (and in the event) that: (a) the Deposited Funds shall, during the term of this Agreement, equal $59,000,000 in subscription proceeds (exclusive of interest) (the "Minimum Escrow Deposit"); (b) the Escrow Agent shall have received written confirmation from the Company that the Company has obtained a written debt financing commitment for debt financing ranging from a minimum of $56,670,000 to a maximum of $135,670,000; (c) the Company has affirmatively elected in writing to terminate this Agreement; (d) the Escrow Agent shall have provided to each state securities department in which the Company has registered its securities for sale, as communicated to the Escrow Agent by the Company, an affidavit stating that the foregoing requirements (a), (b) and (c) of this Subsection 7.C. have been satisfied; and (e) in each state in which consent is required, the state securities commissioners have consented to release of the funds on deposit, then this Agreement shall terminate, and the Escrow Agent shall promptly disburse the funds on deposit, including interest, to the Company to be used in accordance with the provisions set forth in the Registration Statement. The Company will deliver a copy of the Registration Statement to the Escrow Agent upon execution of this Agreement. The Escrow Agent will have no responsibility to examine the Registration Statement with regard to the Escrow Account, the use of proceeds by the Company as described therein or otherwise and the Registration Statement shall contain provisions to such effect. Upon the making of such disbursement, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder.

D. In the event the Deposited Funds do not equal or exceed the Minimum Escrow Deposit on or before the Termination Date or if the Company has not received a written debt financing commitment as described herein on or before the Termination Date, the Escrow Agent shall return to each of the purchasers of the Units in the Offering, as promptly as possible after such Termination Date and on the basis of its records pertaining to the Escrow Account: (a) the sum which each purchaser initially paid in on account of purchases of the Units in the Offering and (b) each purchaser's portion of the total interest earned on the Escrow Account as of the Termination Date. Computation of any purchaser's share of the interest earned will be a weighted average based on the proportion of such purchaser's deposit in the Escrow Account from the Offering to all such purchasers' deposits held by the Escrow Agent and upon the length of time in days such deposit was held in the Escrow Account as compared to all such deposits. All computations with respect to each purchaser's allocable share of interest shall be made by the Escrow Agent, which determinations shall be final and conclusive. Any amount paid or payable to a purchaser pursuant to this Section shall be deemed to be the property of such purchaser, free and clear of any and all claims of the Company or its agents or creditors; and the respective purchases of the Units made and entered into in the Offering shall thereupon be deemed, ipso facto, to be cancelled without any further liability of the purchasers or any of them to pay for the Units purchased. At such time as the Escrow Agent shall have made all the payments called for in this Section, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder, and the Units reserved (as provided in Section 4 hereof) shall be released from such reservation, except that Escrow Agent shall be required to prepare and issue a single IRS Form 1099 to each investor in the event that funds are returned to investors.

8. Agreement with Escrow Agent. To induce Escrow Agent to act hereunder, it is agreed by Prairie Creek Ethanol and Escrow Agent that acceptance by Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which Escrow Agent and Prairie Creek Ethanol hereby agree shall govern and control the rights, duties and immunities of Escrow Agent.

A. the Escrow Agent undertakes to perform such duties and only such duties as are expressly set forth herein, and no implied agreements or obligations shall be read into this Escrow Agreement against the Escrow Agent; the Escrow Agent shall not be liable except for the performance of such duties and obligations as are expressly set out in this Agreement;

B. the Escrow Agent shall be responsible for its own (including its officers, directors, trustees, employees, agents or assigns) failure or inability to honor any of the provisions of this Agreement or any other agreement, where such failure or inability arises as a result of bad faith, willful misconduct or gross negligence, but shall not be responsible in any manner whatsoever for any failure or inability of the Company, or of anyone else, to honor any of the provisions of this Agreement or any other agreement;

C. the Company (and its successors and assigns) agrees to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, unless such losses, claims, damages, liabilities or expenses are the result of the bad faith, willful misconduct or gross negligence of the Escrow Agent. In addition, the Company agrees to pay to Escrow Agent any amounts due to it which may be in excess of the interest earned on the Escrow Fund;

D. the Escrow Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document which the Escrow Agent in good faith believes to have been signed or presented by the proper party or parties;

E. the Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own bad faith, willful misconduct or gross negligence;

F. the Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel;

G. the Escrow Agent makes no representation as to the validity, value, genuineness or collectibility of any security, document or instrument delivered to it;

H. no provisions of this Escrow Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it;

I. in the event that (i) any dispute shall arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder or (ii) the Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Escrow Agreement whether because of conflicting demands by the other parties hereto or otherwise, the Escrow Agent shall be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same; and

J. EXCEPT IN THE EVENT OF BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE ESCROW AGENT, THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

9. Resignation and Removal of Escrow Agent Successors. The Escrow Agent may resign upon thirty (30) days advance written notice to Prairie Creek Ethanol. If a successor escrow agent is not appointed within the 30-day period following such notice, Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent. Any commercial banking institution or trust company with which Escrow Agent may merge or consolidate, and any commercial banking institution or trust company to which Escrow Agent transfers all or substantially all of its corporate trust business shall be the successor to all of Escrow Agent’s rights, obligations and immunities hereunder, without further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

10. Fees and Expenses of Escrow Agent. Prairie Creek Ethanol agrees to pay to the Escrow Agent the fees specified in the Escrow Agent’s fee schedule attached hereto as Exhibit A, in the manner set forth therein, unless otherwise agreed to by the parties in writing. Prairie Creek Ethanol shall be solely responsible for the payment of such fees and the Escrow Agent shall not seek payment of the fees from investors or apply any principal deposited by investors in the escrow account or interest on the escrow account against such fees. The fee agreed upon herein is intended as full consideration for the Escrow Agent's services as contemplated by this Agreement; provided, however, that in the event the Escrow Agent renders any material service not contemplated in this Agreement or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof; or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from Prairie Creek Ethanol as more specifically set forth in Section 8.C above.

11. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the next day on which such deliveries are made in Goldfield, Iowa, when delivery is to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, (d) upon receipt of confirmation from the other party’s server of receipt of such communication in the case of ZixMail (encrypted e-mail) sent return receipt requested; or (e) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to Escrow Agent:

Iowa State Bank
5 E. Call Street
Algona, Iowa 50511
Attn: Kristie A. Brown
Fax: (515) 295-3204
Phone (515) 295-3595:

If to Prairie Creek Ethanol:

Prairie Creek Ethanol, LLC
415 N. Locust Street
PO Box 280
Goldfield, Iowa 50542
Attn: Brad Davis
Phone: (515) 825-3161

with a required copy to:

Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000
Des Moines, IA 50309
Attention: Valerie D. Bandstra
Fax: (515) 323-8559
Phone: (515)-242-2400

12. Governing Law. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Iowa, without giving effect to the principles of conflict of laws thereof.

13. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent to the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

14. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

15. Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions, as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

16. Amendments. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in the Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such conditions, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

17. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

18. Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20. Non-Endorsement.

(i) The Company represents and agrees that it has not made nor will it in the future make any representation that states or implies that the Escrow Agent has endorsed, recommended or guaranteed the purchase, value, or repayment of the Units offered for sale by the Company. The Company further agrees that it will insert in the Registration Statement and any prospectus, offering circular or subscription agreement made available to prospective investors of the Units the following statement in bold face type: “Iowa State Bank is acting only as an Escrow Agent in connection with the Offering described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such Units,” and will furnish to the Escrow Agent a copy of the Registration Statement and each such prospectus, offering circular or subscription agreement at least five (5) business days prior to its distribution to prospective investors.

(ii) In addition, each subscription agreement executed and delivered by a prospective investor in the Units shall contain the following acknowledgment: “The undersigned acknowledges that Iowa State Bank is acting only as an escrow agent in connection with the offering of the Units described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such Units.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of the day and year first written above.

PRAIRIE CREEK ETHANOL:		ESCROW AGENT:

PRAIRIE CREEK ETHANOL, LLC		IOWA STATE BANK, ALGONA, IOWA

By:	/s/ Clay Hansen	By:	/s/ Gregory P. Page
Clay Hansen, President

Printed Name:	Gregory P. Page

Title:	Attorney for Iowa State Bank

[SIGNATURE PAGE TO ESCROW AGREEMENT]

Exhibit A

Iowa State Bank, Algona, Iowa
Escrow Agent Fee Schedule

Escrow Agreement
Prairie Creek Ethanol, LLC

Escrow Account Fees:

Escrow Agent shall be paid a one-time setup fee of $1,000 within thirty (30) days of the date of the Escrow Agreement.

If the Deposited Funds are disbursed to Prairie Creek Ethanol in accordance with Section 7.C. of the Escrow Agreement, Escrow Agent shall be paid 0.12% (12 basis points) of the principal value of the account as of the date the Deposited Funds are disbursed to Prairie Creek Ethanol, which amount shall be deducted by Escrow Agent from the funds disbursed (but only to the extent of the interest earned thereon).

If the Deposited Funds are not disbursed to Prairie Creek Ethanol and the Deposited Funds are returned to subscribers in accordance with Section 7.D. of the Escrow Agreement, Escrow Agent shall be paid a fee by Prairie Creek Ethanol equal to one percent (1%) of the interest earned on the Deposited Funds as a fee for its services; which such fee shall not be paid from the principal deposited in or the interest earned on the escrow account.

If Escrow Agent is required to provide IRS Form 1099 to subscribers for interest paid to such subscribers, Escrow Agent shall be paid a fee by Prairie Creek Ethanol of $12 per each such subscriber, payable following the preparation of such forms.